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                                                                    Exhibit 23.1



                         Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Historical Financial Data" and to the use of our reports (i) dated March 10, 1997, with respect to the consolidated financial statements of F&H Restaurant Corp., (ii) dated March 10, 1997, with respect to the combined financial statements of Fox & Hound Entertainment and Restaurant Group, and
(iii) dated March 10, 1997, with respect to the balance sheet of Eatertainment Inc. (to be named Total Entertainment Restaurant Corp.) in the Registration Statement and related Prospectus of Eatertainment Inc. for the registration of 2,000,000 shares of its common stock.


                                                 /s/ ERNST & YOUNG LLP


Wichita, Kansas
May 8, 1997